Exhibit (a)(56)

Customer Message Final (5:10 p.m.)

•                  iBasis Special Committee agrees to support KPN’s $3 per share tender offer for the 44% of iBasis shares that it does not already own, recommends that stockholders tender shares

•                  This is an exciting and positive development for iBasis customers:

•                  After successful completion of the transaction, iBasis will have the full support of KPN’s management and resources to execute on its business plan and strategies

•                  Until the transaction is completed we will continue to operate as an independent company until that time.

•                  Upon successful completion of the tender offer, iBasis CEO Ofer Gneezy, Executive VP Gordon VanderBrug and the iBasis Board of Directors, other than Eelco Blok and Joost Farwerck, will resign

•                  iBasis headquarters will remain in Burlington, Mass.

•                  iBasis and KPN agree to dismiss lawsuits in Delaware Chancery Court and U.S. District Court for the Southern District of New York

•                  Tender offer scheduled to expire at midnight on December 8, 2009 (KPN can extend twice for 10 business days each extension)